                                                                     EXHIBIT 4.6

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is entered into by and between Internet America, Inc., a Texas corporation (the "Corporation"), and Jack T. Smith ("Smith"), as of August 6, 2001.

                                     RECITAL


         To provide incentive for Smith to serve as the chief executive officer of the Corporation, the Corporation desires to issue to Smith, and Smith desires to purchase from the Corporation, 200,000 shares of the common stock, par value $0.01 per share (the "Common Stock"), of the Corporation on the terms and conditions set forth in this Agreement.

         1. Issuance of Shares. The Corporation hereby issues to Smith in exchange for the Purchase Price, 200,000 shares of Common Stock (the "Shares"). The purchase price of the Shares is $0.42 per Share for a total purchase price of $84,000 (the "Purchase Price"). The Purchase Price shall be paid simultaneously with the execution of this Agreement by Smith delivering to the Corporation (i) $2,000 in cash; and (ii) a promissory note in the original principal amount of $82,000, in the form attached hereto as Exhibit A and incorporated by reference herein (the "Note"). The Note shall be secured by a security interest in the Shares pursuant to a Pledge and Security Agreement in the form attached hereto as Exhibit B and incorporated by reference herein.

         2. Delivery of Certificates. Simultaneously with the execution of this Agreement, the Corporation shall deliver to Smith certificates evidencing the Shares. The Shares for all purposes shall be considered issued on the date of this Agreement.

         3. Additional Compensation. During the term of this Note while Smith is employed by the Corporation, the Corporation shall pay to Smith as additional compensation on or before the due date of any interest payment under the Note, an amount which after all withholding required by applicable law equals the next interest installment due on the Note, without regard to any interest paid upon the exercise of the Put. Such amount may be paid by a credit to the accrued unpaid interest on the Note. No later than January 15 of each calendar year during the term of Smith's employment, the Corporation will pay to Smith a cash bonus in an amount which after all withholding required by applicable law equals the federal income tax liability of Smith not previously withheld or paid by the Corporation for any payments described in this Section 4 (the "Gross Up Payments"), taking into account any Gross Up Payments made during the preceding year. For purposes of calculating the Gross Up Payments, the highest marginal federal income tax rate applicable to individuals shall be used.

         4. Put by Smith. Commencing simultaneously with the issuance of the Shares and continuing until the seventh anniversary of this Agreement, Smith shall have the right and option to sell all or any portion of the Shares to the Corporation for the price of $0.42 per share. The option granted Smith pursuant to this Section 5 (the "Put") shall be exercised by Smith delivering written notice of his intent to exercise to the Corporation at the address set forth in
Section 9, prior to the seventh anniversary of this Agreement. Such notice shall specify the number of shares to be sold to the Corporation. Such sale and purchase shall be closed at a time and place agreeable to the parties no later than 15 days after receipt by the Corporation of such notice. Notwithstanding anything contained herein, the price to be paid by the Corporation upon exercise of the Put, shall first be applied to the outstanding balance of unpaid accrued interest and principal on the Note, and the balance, if any, shall be paid to Smith in cash. The Put shall apply only to the Shares and no other shares of common stock of the Corporation, and may not be transferred or assigned by Smith. No holder of the Shares, other than Smith, may exercise the Put.

         5. Repurchase Right. In the event that Smith's employment with the Corporation is terminated for cause prior to the third anniversary of this Agreement, for a period of 60 days after the date of such termination, the Corporation shall have the right and option to purchase from Smith, at a purchase price equal to $0.42 per share, the following number of Shares: (i) on or prior to the first anniversary: 200,000 Shares; (ii) after the first anniversary but on or prior to the second anniversary: 133,333 Shares; and (iii) prior to the third anniversary: 66,666 Shares; provided, however, that such repurchase right shall terminate immediately prior to a Change in Control of the Corporation. The purchase price upon exercise of such option shall be applied to the outstanding balance of unpaid accrued interest and principal upon the Note and the balance, if any, shall be paid in cash to Smith. For purposes of this
Agreement: (a) "cause" means (i) conviction of Employee of a felony involving fraud or moral turpitude by a court of competent jurisdiction; or (ii) Employee's willful misconduct or gross negligence, in either event, which causes material and demonstrable harm to the Corporation; and (b) "Change in Control" means the occurrence of one or more of the following events:

                  (1) Any person within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act or 1934, as amended (the "Exchange Act"), other than the Corporation (including its subsidiaries, directors or executive officers) has become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 50 percent or more of the combined voting power of the Corporation's then outstanding Common Stock or equivalent in voting power of any class or classes of the Corporation's outstanding securities ordinarily entitled to vote in elections of directors ("voting securities"); or

                  (2) Shares representing 50 percent or more of the combined voting power of the Corporation's voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Corporation or its subsidiaries or affiliates); or

                  (3) As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or of any successor to the Corporation; or

                  (4) Following the date hereof, the Corporation is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Corporation, other than (A) any party to such merger or consolidation, or (B) any affiliates of any such party; or

                  (5) The Corporation transfers more than 50 percent of its assets, or the last of a series of transfers results in the transfer of more than 50 percent of the assets of the Corporation, to another entity that is not wholly-owned by the Corporation. For purposes of this subsection (v), the determination of what constitutes 50 percent of the assets of the Corporation shall be made by the Committee, as constituted immediately prior to the events that would constitute a change of control if 50 percent of the Corporation's assets were transferred in connection with such events, in its sole discretion.

         6. Registration Rights. If requested by Smith, the Corporation will register all or any portion of the Shares, under the Securities Act of 1933 as amended, on Form S-8 (or any successor form), including a reoffer prospectus on Form S-3 (or any successor form). The parties intend that this Agreement constitutes an employee benefit plan as defined in Rule 405 of Regulation C of the Securities and Exchange Commission.

         7. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when delivered in person, or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

            If to Smith:                   Jack T. Smith
                                           100 Crescent Court, Suite 1620
                                           Dallas, Texas  75201


            If to the Corporation:         Internet America, Inc.
                                           350 N. St. Paul, Suite 3000
                                           Dallas, Texas  75201
                                           Attn:  Chairman of the Board


         8. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and statements, written or oral, with respect thereto.

         9. Severability. In the event that one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalid, illegal or unenforceable provision shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         10. Further Assurances. Smith and the Corporation agree to take all actions reasonably necessary to effectuate the intents and purposes of this Agreement.

         11. Texas Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Dallas County, Texas.

         12. Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

         13. Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the extent permitted by this Agreement, their successors and assigns.

         14. Amendment. This Agreement may be amended or modified only by a writing executed by the parties.

         15. Waiver. No term or condition of this Agreement shall be deemed to have been waived by a party, nor shall there be any estoppel against the enforcement by a party of any provisions of this Agreement, except by written instrument executed by the other party. No such written waiver by a party shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific terms or conditions waived and shall not constitute a waiver of such terms or conditions for the future or as to any act other than that specifically waived.

         16. Counterparts. This Agreement may be executed in multiple counterparts all of which shall constitute one agreement and each of which shall constitute an original of this Agreement.

         Dated as of the date first written above.

                                 INTERNET AMERICA, INC.


                                 By: /s/ PETER C. GIBBONS
                                    --------------------------------------------
                                         Peter C. Gibbons, Vice President and
                                         Chief Operating Officer



                                     /s/ JACK T. SMITH
                                 -----------------------------------------------
                                      Jack T. Smith